Loan Agreement

Party A: Xiaojun Zhu

Party B: Shaanxi Guangsha Investment and Development Group Co., Ltd.

Party B is to attend the auction of a land use right in Hantai district, Hanzhong City. As the working capital of Part B might be insufficient caused by the payment of the land use right bid bond deposit, Party B borrows RMB 32,000,000 from Party A to fund for the working capital of Party B.

The entire outstanding amount of the loan balance shall become fully due and payable one month after the date on which the agreement is entered (“Repayment Date”). If Party B does not fully repay the loan balance by the Repayment Date, the overdue amount will be charged an interest rate of 15% per annum.

Party A: Xiaojun Zhu [Seal]

Party B: Shaanxi Guangsha Investment and Development Group Co., Ltd. [Seal]

Date: 2011-6-16

Extension of Repayment Date

Party A: Xiaojun Zhu

Party B: Shaanxi Guangsha Investment and Development Group Co., Ltd.

According to the loan agreement signed by Party A and Party B on June 16, 2011, Party B had repaid RMB 13 million by the repayment date defined by the loan agreement. Party A and Party B agree to extend one month of repayment date for the outstanding balance of the loan. Party B will repay the principal and interest on schedule.

Party A: Xiaojun Zhu [Seal]

Party B: Shaanxi Guangsha Investment and Development Group Co., Ltd. [Seal]

Date: 2011-7-16